Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Six months ended June 30,		Three months ended June 30,
	2012	2011	2012	2011
Net loss ratio
Loss and loss adjustment expense, net	$665,753	$681,868	$336,825	$334,282
Net earned premium	1,112,472	1,032,731	565,331	524,251
Net loss ratio (1)	59.8%	66.0%	59.6%	63.8%
(Net loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (2)	$283,744	$270,874	$144,900	$135,026
Segment revenue (3)	1,124,668	1,047,285	572,289	531,580
Expense ratio	25.2%	25.9%	25.3%	25.4%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio	85.0%	91.9%	84.9%	89.2%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$665,753	$681,868	$336,825	$334,282
Add: Favorable (adverse) development	-	(22,266)	-	(13,251)

Accident year net loss and loss adjustment expense	$665,753	$659,602	$336,825	$321,031

Accident year net earned premium	$1,112,472	$1,032,731	$565,331	$524,251
Accident year net loss ratio	59.8%	63.9%	59.6%	61.2%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

Net paid loss ratio
Losses paid, net of reinsurance	$610,490	$635,326	$265,968	$338,203
Net earned premium	1,112,472	1,032,731	565,331	524,251
Net paid loss ratio	54.9%	61.5%	47.0%	64.5%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

(1)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.
(2)	Sum of Other Expense for each of our insurance segments.
(3)	Sum of Segment Revenue for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Six months ended June 30,		Three months ended June 30,
	2012	2011	2012	2011

Ratio of earnings to fixed charges
Interest factor of rent expense (4)	$2,625	$2,731	$1,313	$1,390
Interest expense	13,139	10,987	6,230	5,434
Capitalized interest	13	185	-	117

Total fixed charges	$15,777	$13,903	$7,543	$6,941

Earnings before income tax expense	$251,279	$159,784	$134,319	$96,905
Interest factor of rent expense (4)	2,625	2,731	1,313	1,390
Interest expense	13,139	10,987	6,230	5,434

Earnings per calculation	$267,043	$173,502	$141,862	$103,729

Ratio of earnings to fixed charges (5)	16.93	12.48	18.81	14.94

(4)	Estimated to be 33% of total rent expense.
(5)	Earnings per calculation divided by total fixed charges.